Exhibit 99.1

FOR IMMEDIATE RELEASE

ECHO GLOBAL LOGISTICS COMPLETES ACQUISITION OF COMMAND TRANSPORTATION

Combined Company Well Positioned as Industry-Leading Third-Party Logistics
and Multimodal Transportation Services Provider

CHICAGO, JUNE 1, 2015 — Echo Global Logistics, Inc. (NASDAQ: ECHO) (“Echo” or the “Company”) today announced it has completed the previously announced acquisition of Command Transportation, LLC (“Command”). Command now operates as a wholly owned subsidiary of Echo.

Doug Waggoner, Chief Executive Officer of Echo, said, “This is a great day for Echo and Command. As a combined company, we can provide our clients with an expanded truckload expertise and carrier network. This significant increase in truckload business — along with our robust technology, multimodal freight brokerage services and Managed Transportation solution — solidifies us as an industry leader and better positions us for long-term success.”

Mr. Waggoner added, “This transaction is about growth for our company, our clients and our people. We have a deep bench of leadership across Echo and Command, and we are committed to continued operational excellence as we work through the integration process. We are excited that Paul Loeb will be joining our Board of Directors and look forward to everything that the talented employees of Echo and Command will accomplish together to simplify transportation management for our clients and carrier partners.”

Pursuant to the purchase agreement, Echo has acquired all of the outstanding membership units of Command for approximately $420 million, subject to post-closing adjustments for working capital and cash. $15 million of the purchase price was paid in the form of Echo common stock. $10 million of the purchase price was paid in the form of 335,882 shares of restricted common stock issued to 33 employees of Command as employment inducement awards pursuant to NASDAQ Listing Rule 5625(c)(4). Paul Loeb will be appointed to the Echo Board of Directors in connection with the Command acquisition and the Board will be expanded to seven directors.

In connection with the closing of the Command acquisition, Echo also issued 167,944 shares of restricted common stock to two of the Command sellers who entered into new employment agreements with Echo as employment inducement awards pursuant to NASDAQ Listing Rule 5625(c)(4).

Morgan Stanley & Co. LLC served as financial advisor to Echo, and Winston & Strawn LLP served as its legal advisor. Much Shelist, P.C. served as Command’s legal advisor.

About Echo Global Logistics

Echo Global Logistics, based in Chicago, is a leading provider of technology-enabled transportation and supply chain management services. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 30,000 transportation providers to serve its clients’ transportation and supply chain management needs.

Echo serves clients in a wide range of industries and offers freight brokerage and Managed Transportation solutions across all major modes, including truckload, partial truckload, LTL, intermodal, and expedited. For more information on Echo Global Logistics, visit: www.echo.com.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” or the negative of these terms or other comparable terms. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause Echo’s actual results, performance or achievements to differ materially from the statements contained in this release. For a discussion of important factors that could affect Echo’s actual results, please refer to Echo’s SEC filings, including the “Risk Factors” section of Echo’s Form 10-K for the year ended December 31, 2014 filed with the SEC.

CONTACTS:

Echo Global Logistics, Inc.

Investor Relations Contacts:

Kyle Sauers, Chief Financial Officer, (312) 784-7695
Zach Jecklin, Director of Finance, (312) 784-2046

Media Contact:

Christopher Clemmensen, SVP of Marketing

(312) 784-2132

ECHO: Corporate